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Exhibit 5.12

                 [Letterhead of STINSON MORRISON HECKER LLP]

May 12, 2005

Alderwoods Group, Inc.
311 Elm Street, Suite 1000
Cincinnati, Ohio 45202

Jones Day
77 W. Wacker Drive
Chicago, Illinois 60601

  Re:
  Alderwoods (Kansas), Inc. and Alderwoods (Missouri), Inc.

Ladies and Gentlemen:

        We have acted as special Kansas counsel to Alderwoods (Kansas), Inc., a Kansas corporation ("AKI") and as special Missouri counsel to Alderwoods (Missouri), Inc., a Missouri corporation ("AMI", together with AKI collectively, the "Covered Guarantors"), in connection with the exchange by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantors (the "Company"), of up to $200,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2012 (the "144A Notes"), for an equal principal amount of notes that are registered under the Securities Act of 1933 (the "Exchange Notes"). This opinion is furnished to you in connection with the filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission in connection with the issuance of the Exchange Notes (the "Registration Statement"). Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Registration Statement.

        In our capacity as such counsel, we have examined the Offering Memorandum for the 144A Notes dated August 5, 2004 (the "Offering Memorandum"), and copies of the following documents (collectively, the "Subject Documents"):

          1.     Purchase Agreement dated as of August 5, 2004, by and among the Company, certain subsidiaries of the Company including the Covered Guarantors (collectively, the "Guarantors"), and Bank of America Securities LLC and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers").

          2.     Indenture dated as of August 19, 2004, by and among the Company, the Guarantors and Wells Fargo Bank, N.A., as Trustee (the "Indenture").

          3.     Notation of Guarantee dated as of August 19, 2004, executed by the Covered Guarantors.

          4.     The Registration Rights Agreement dated as of August 19, 2004, by and among the Company, the Guarantors and the Initial Purchasers.

          5.     Form of the Exchange Notes.

          6.     Form of Notations of Guarantee to be executed by the Covered Guarantors (the "Exchange Notations").

          7.     The Registration Statement.

The Exchange Notations and the guarantee obligations of the Covered Guarantors under the Indenture, shall be referred to herein collectively as the "Exchange Guarantees").

        We also have reviewed the following organizational documents of AKI and AMI (collectively, the "Certified Organizational Documents"):

          a.     Certificate of Good Standing of AKI dated on or about the date hereof (the "AKI CGS"), issued by the Office of the Kansas Secretary of State (the "KS Filing Office");

          b.     Articles of Incorporation of AKI filed with the KS Filing Office on January 4, 1996, as amended by Certificate of Amendment filed with the KS Filing Office on January 5, 2001, as amended and restated by Restated and Amended Articles of Incorporation filed with the KS Filing Office on December 10, 2001, as affected by Agreement of Merger filed with the KS Filing Office on January 4, 2002, all certified as true and correct by the KS Filing Office on April 18, 2005;

          c.     Bylaws of AKI attached to the Officer's Certificate (as defined below);

          d.     Certificate of Good Standing of AMI dated on or about the date hereof (the "AMI CGS"), issued by the Office of the Missouri Secretary of State (the "MO Filing Office");

          e.     Restated Articles of Incorporation of AMI filed with the MO Filing Office on December 31, 2001, as affected by Summary Articles of Merger filed with the MO Filing Office on January 3, 2002, all certified as true and correct by the MO Filing Office on April 18, 2005;

          f.      Bylaws of AKI attached to the AKI Officer's Certificate (as defined below);

          g.     Unanimous Written Consent of Certain Subsidiaries of Alderwoods Group, Inc. dated as of July 22, 2004, executed by Jeffrey Miller as the sole director of AKI and the sole director of AMI; and

          i.      Officer's Certificate of Certain Subsidiaries of Alderwoods, Inc. dated the date hereof, executed by one or more officers of the Company, AKI and AMI, in favor of Stinson Morrison Hecker LLP (the "Officer's Certificate");

        In addition, we have examined originals or copies of such other corporate records of AKI and AMI, certificates of public officials and of officers of AKI and AMI and agreements, instruments and other documents as we have deemed necessary as a basis for the opinions expressed below. As to certain matters of fact material to the opinions expressed herein, we have relied on the statements contained in the representations made in the Subject Documents and certificates of public officials and officers of AKI and AMI. We have not independently established the facts so relied on.

Assumptions

        In rendering the opinions set forth below, we have made, with your permission, and without independent investigation on our part, the following assumptions, although we have no knowledge of any facts inconsistent with such assumptions:

          a.     All certifications made to us by public officials concerning factual matters are accurate and complete, and there have been no changes since the dates of such certifications that would render any of them inaccurate or incomplete.

          b.     The Officer's Certificate is accurate and complete and has been executed by duly appointed officers of the Company, AKI and AMI.

          c.     The Exchange Notes, at the time they are delivered in accordance with the Exchange Offer in the Registration Statement, will have been executed by one or more duly appointed officers of the Company.

          d.     The Exchange Guarantees, at the time they are delivered in accordance with the Exchange Offer in the Registration Statement, will have been executed by one or more duly appointed officers of AKI and AMI.

          e.     (i) All documents submitted to us as certified, conformed, draft, photostatic or telefacsimilied copies conform to the original documents, (ii) all such original documents and all documents submitted to us as originals are authentic, and (iii) all signatures on the Subject Documents and other documents reviewed by us are genuine.

          f.      The transactions contemplated by the Subject Documents that are to be consummated prior to or on the date hereof have been consummated prior to or simultaneously with the delivery of this opinion letter.

          g.     The statements, recitals, representations and warranties as to matters of fact set forth in the Subject Documents are accurate and complete.

          h.     The Subject Documents constitute the legal, valid and binding obligations of the parties thereto (other than the Covered Guarantors).

          i.      The Subject Documents are enforceable against the parties thereto in accordance with their respective terms and the laws of the State of New York.

Opinions

        Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions and qualifications herein contained, we are of the opinion that:

          1.     AKI is validly existing as a corporation and, based solely on the AKI CGS, is in good standing under the laws of the State of Kansas.

          2.     AMI is validly existing as a corporation and, based solely on the AMI CGS, is in good standing under the laws of the State of Missouri.

          3.     As of the date of the Indenture, each Covered Guarantor had the corporate power and authority to enter into, and as of the date hereof each Covered Guarantor has the corporate power and authority to perform its obligations under, the Indenture.

          4.     The execution, delivery and performance of the Indenture by each Covered Guarantor (i) has been authorized by all necessary corporate action by such Covered Guarantor and (ii) does not contravene any provision of the Certified Organizational Documents of such Covered Guarantors.

          5.     When the Registration Statement has become effective under the Securities Act and the Exchange Guarantees of the Covered Guarantors and the Exchange Notes are executed and delivered in accordance with the terms of the Exchange Offer described in the Registration Statement, the Exchange Guarantee of each Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

Qualifications

        The opinions and statements expressed herein are subject to the following additional limitations and qualifications:

          A.    With your permission, we have not conducted any independent investigation of the matters addressed herein (other than our review of the Subject Documents, the Certified Organizational Documents and applicable law of Missouri and Kansas), or inquired with the Covered Guarantors regarding such matters except as provided in the Officer's Certificate.

          B.    Whenever any opinion or statement herein with respect to the existence or absence of facts, conditions or circumstances is based upon our "knowledge" or any similar phrase, it is intended to indicate that, during the course of our limited representation of the Covered

  Guarantors, no information has come to our attention that would give us actual knowledge of the existence or absence of such facts, conditions or circumstances. The term "knowledge" refers to the actual present knowledge of the attorneys in our firm who have devoted substantive attention to representation of the Covered Guarantors in connection with the transactions described in the Subject Documents and not to the knowledge of the firm or its partners or employees generally. Moreover, we have made no independent investigation as to any opinion or statement qualified by the term "knowledge.

          C.    We express no opinion as to whether the Exchange Guarantees are enforceable in accordance with their respective terms and the laws of the State of New York.

          D.    Unless otherwise expressly provided herein, the opinions herein are given only as of the date hereof with respect to the laws (excluding the principles of conflict of laws) of the States of Kansas and Missouri and the United States of America, and we disclaim any obligation to update or supplement this opinion letter in response to subsequent changes in the law or events occurring after the date of this opinion letter. We express no opinion as to the laws of any jurisdiction other than the laws of the States of Kansas and Missouri and the United States of America. We express no opinion as to the rules, regulations, and administrative decisions of county, municipal and special political subdivisions of the States of Kansas or Missouri.

          E.    We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, any of you who may rely on this opinion letter at any future time should seek advice of your counsel as to the proper application of this opinion letter at such time.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement in connection with the issuance of the Exchange Notes, and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.

Very truly yours,
STINSON MORRISON HECKER LLP
By:	/s/ STINSON MORRISON HECKER LLP

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  Exhibit 5.12